EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made and entered into this 24th day of June, 2025, by and between First Mid Bancshares, Inc. ("the Company"), a corporation with its principal place of business located in Mattoon, Illinois, and Jordan D. Read ("Manager").

In consideration of the promises and mutual covenants and agreements contained herein, the parties hereto acknowledge and agree as follows:

ARTICLE ONE

TERM AND NATURE OF AGREEMENT

1.01 Term of Agreement. The term of this Agreement shall commence as of June 24, 2025 and shall continue until December 31, 2025. Thereafter, unless Manager's employment with the Company has been previously terminated, Manager shall continue his employment with the Company on an at will basis and, except as provided in Articles Five, Six and Seven, this Agreement shall terminate unless extended by mutual written agreement.

1.02 Employment. The Company agrees to employ Manager and Manager accepts such employment by the Company on the terms and conditions herein set forth. The duties of Manager shall be determined by the Company's Chief Executive Officer and shall adhere to the policies and procedures of the Company and shall follow the supervision and direction of the Chief Executive Officer or his designee in the performance of such duties. During the term of his employment, Manager agrees to devote his full working time, attention and energies to the diligent and satisfactory performance of his duties hereunder. Manager shall not, while he is employed by the Company, engage in any activity which would (a) interfere with, or have an adverse effect on, the reputation, goodwill or any business relationship of the Company or any of its subsidiaries; (b) result in economic harm to the Company or any of its subsidiaries; or (c) result in a breach of Section Six of the Agreement.

ARTICLE TWO

COMPENSATION AND BENEFITS

While Manager is employed with the Company during the term of this Agreement, the Company shall provide Manager with the following compensation and benefits:

2.01 Base Salary. The Company shall pay Manager an annual base salary of $290,000 per fiscal year, payable in accordance with the Company's customary payroll practices for management employees. The Chief Executive Officer or his designee may review and adjust Manager's base salary from year to year; provided, however, that during the term of Manager's employment, the Company shall not decrease Manager's base salary.

2.02 Incentive Compensation Plan. Manager shall participate in the First Mid Bancshares, Inc. Incentive Compensation Plan in accordance with the terms and conditions of such Plan. Pursuant to the Plan, Manager shall have an opportunity to receive incentive compensation with a target value of 40% of Manager's annual base salary. The plan does not have a maximum limit, or cap, for overachievement based on performance. The Chief Executive Office or his designee may review and adjust the maximum percentage from year to year, provided, however,

that during the term of manager's employment, the Company shall not decrease this percentage. The incentive compensation payable for a particular fiscal year will be based upon the attainment of the performance goals in effect under the Plan for such year and will be paid in accordance with the terms of the Plan and at the sole discretion of the Board.

2.03 Deferred Compensation Plan. Manager shall be eligible to participate in the First Mid Bancshares, Inc. Deferred Compensation Plan in accordance with the terms and conditions of such Plan.

2.04 Vacation. Manager shall be entitled four weeks of paid vacation each year during the term of this Agreement.

2.05 Fringe Benefits. The Company shall provide the following additional fringe benefits to Manager:

a) Full electronic device allowance, pursuant to policy.

b) Country Club membership dues.

2.06 Long Term Incentive Plan. Manager shall be eligible to participate in the First Mid Bancshares, Inc. Long Term Incentive Plan (LTIP) in accordance with the terms and conditions of such Plan under which equity-based compensation awards may be made as determined in the sole discretion of the Compensation Committee of the Board of Directors.

2.07 Other Benefits. Manager shall be eligible (to the extent he qualifies) to participate in any other retirement, health, accident and disability insurance, or similar employee benefit plans as may be maintained from time to time by the Company for its other management employees subject to and on a consistent basis with the terms, conditions and overall administration of such plans.

2.08 Business Expenses. Manager shall be entitled to reimbursement by the Company for all reasonable expenses actually and necessarily incurred by him on its behalf in the course of his employment hereunder and in accordance with expense reimbursement plans and policies of the Company from time to time in effect for management employees.

2.09 Withholding. All salary, incentive compensation and other benefits provided to Manager pursuant to this Agreement shall be subject to withholding for federal, state or local taxes, amounts withheld under applicable employee benefit plans, policies or programs, and any other amounts that may be required to be withheld by law, judicial order or otherwise or by agreement with, or consent of, Manager.

ARTICLE THREE

DEATH OF MANAGER

This Agreement shall terminate prior to the end of the term described in Section 1.01 upon Manager's termination of employment with the Company due to his death. Upon Manager's termination due to death, the Company shall pay Manager's estate the amount of Manager's base salary plus his accrued but unused vacation time earned through the date of such death and any

incentive compensation earned for the preceding fiscal year that is not yet paid as of the date of such death.

ARTICLE FOUR

TERMINATION OF EMPLOYMENT

Manager's employment with the Company may be terminated by Manager or by the Company at any time for any reason. Upon Manager's termination of employment prior to the end of the term of the Agreement, the Company shall pay Manager as follows:

4.01 Termination by the Company Prior to a Change in Control for Other than Cause. If the Company terminates Manager's employment prior to a Change in Control for any reason other than Cause, the Company shall pay Manager the following:

(a) An amount equal to Manager's monthly base salary in effect at the time of such termination of employment for a period of twelve months thereafter. Such amount shall be paid to Manager periodically in accordance with the Company's customary payroll practices for management employees.

(b) The base salary and accrued but unused paid vacation time earned through the date of termination and any incentive compensation earned for the preceding fiscal year that is not yet paid.

(c) Continued coverage for Manager and/or Manager's family under the Company's health plan pursuant to Title I, Part 6 of the Employee Retirement Income Security Act of 1974 ("COBRA") and for such purpose the date of Manager's termination of employment shall be considered the date of the "qualifying event" as such term is defined by COBRA. During the period beginning on the date of such termination and ending at the end of the period described in Section 4.01(a), Manager shall be charged for such coverage in the amount that he would have paid for such coverage had he remained employed by the Company, and for the duration of the COBRA period, Manager shall be charged for such coverage in accordance with the provisions of COBRA.

For purposes of this Agreement, "Cause" shall mean Manager's (i) conviction in a court of law of (or entering a plea of guilty or no contest to) any crime or offense involving fraud, dishonesty or breach of trust or involving a felony; (ii) performance of any act which, if known to the customers, clients, stockholders or regulators of the Company, would materially and adversely impact the business of the Company; (iii) act or omission that causes a regulatory body with jurisdiction over the Company to demand, request, or recommend that Manager be suspended or removed from any position in which Manager serves with the Company; (iv) substantial nonperformance of any of his obligations under this Agreement; (v) material misappropriation of or intentional material damage to the property or business of the Company or any affiliate; or (vi) breach of Article Five or Six of this Agreement.

4.02 Termination Following a Change in Control.

(a) Notwithstanding Section 4.01, if, following a Change in Control, and prior to the end of the term of this Agreement, Manager's employment is terminated by the Company (or any

successor thereto) for any reason other than Cause, or Manager terminates his employment for Good Reason, the Company (or any successor thereto) shall pay Manager the following:

(i) An amount equal to Manager's monthly base salary in effect at the time of such termination for a period of twenty four months thereafter. Such amount shall be paid in accordance with the Company's customary payroll practices for management employees.

(ii) An amount equal to the incentive compensation earned by or paid to Manager for the fiscal year immediately preceding the year in which Manager's termination of employment occurs. Such amount shall be paid to Manager in a lump sum as soon as practicable after the date of his termination.

(iii) The base salary and accrued but unused paid vacation time earned through the date of termination and any incentive compensation earned for the preceding fiscal year that is not yet paid.

(iv) Continued coverage for Manager and/or Manager's family under the Company's health plan pursuant to Title I, Part 6 of the Employee Retirement Income Security Act of 1974 ("COBRA") and for such purpose the date of Manager's termination of employment shall be considered the date of the "qualifying event" as such term is defined by COBRA. During the period beginning on the date of such termination and ending at the end of the period described in Section 4.02(a)(i) above, Manager shall be charged for such coverage in the amount that he would have paid for such coverage had he remained employed by the Company, and for the duration of the COBRA period, Manager shall be charged for such coverage in accordance with the provisions of COBRA.

(b) For purposes of this Agreement:

(i) "Change in Control" shall have the meaning as set forth in the First Mid Bancshares, Inc. 2025 Stock Incentive Plan (or successor stock incentive plan maintained by the Company).

(ii) "Good Reason" shall be deemed to exist if, without Manager's written consent: (A) there is a material diminution in Manager's position, authority or responsibility; (B) there is a material reduction in Employee's total compensation (including benefits and annual and long-term incentive opportunity) from then-current levels; (C) there is a relocation of Manager's primary place of employment of at least 30 miles; or (D) the Company materially breaches this Agreement.

A termination of Manager's employment by Manager shall not be deemed to be for Good Reason unless (x) Manager gives notice to the Company of the existence of the event or condition constituting Good Reason within 30 days after such event or condition initially occurs or exists, (y) the Company fails to cure such event or condition within 30 days after receiving such notice, and (z) Manager's termination occurs not later than 90 days after such event or condition initially occurs or exists (or, if earlier, the last of the term of this Agreement).

4.03 Other Termination of Employment. If, prior to the end of the term of this Agreement, the Company terminates Manager's employment for Cause, or if Manager terminates his employment for any reason other than as described in Section 4.02 above, the Company shall pay Manager the base salary and accrued but unused paid vacation time earned through the date

of such termination and any incentive compensation earned for the preceding fiscal year that is not yet paid.

4.04 Section 409A Compliance. If at the time of such termination of employment Manager is a "Key Employee" as defined in Section 416(i) of the Internal Revenue Code (without reference to paragraph 5 thereof), and the amounts payable to Manager pursuant to Article Four are subject to Section 409A of the Internal Revenue Code, payment of such amounts shall not commence until six months following Manager's termination of employment, with the first payment to include the payments that otherwise would have been made during such six-month period. Each payment made pursuant to Sections 4.01and 4.02 shall be considered a separate payment for purposes of Section 409A.

ARTICLE FIVE

CONFIDENTIAL INFORMATION

5.01 Non-Disclosure of Confidential Information. During his employment with the Company, and after his termination of such employment with the Company, Manager shall not, in any form or manner, directly or indirectly, use, divulge, disclose or communicate to any person, entity, firm, corporation or any other third party, any Confidential Information, except as required in the performance of Manager's duties hereunder, as required by law or as necessary in conjunction with legal proceedings.

5.02 Definition of Confidential Information. For the purposes of this Agreement, the term "Confidential Information" shall mean any and all information either developed by Manager during his employment with the Company and used by the Company or its affiliates or developed by or for the Company or its affiliates of which Manager gained knowledge by reason of his employment with the Company that is not readily available in or known to the general public or the industry in which the Company or any affiliate is or becomes engaged. Such Confidential Information shall include, but shall not be limited to, any technical or non-technical data, formulae, compilations, programs, devices, methods, techniques, procedures, manuals, financial data, business plans, lists of actual or potential customers, lists of employees and any information regarding the Company's or any affiliate's products, marketing or database. The Company and Manager acknowledge and agree that such Confidential Information is extremely valuable to the Company and may constitute trade secret information under applicable law. In the event that any part of the Confidential Information becomes generally known to the public through legitimate origins (other than by the breach of this Agreement by Manager or by other misappropriation of the Confidential Information), that part of the Confidential Information shall no longer be deemed Confidential Information for the purposes of this Agreement, but Manager shall continue to be bound by the terms of this Agreement as to all other Confidential Information.

5.03 Exception. Nothing herein shall prohibit Manager from reporting a suspected violation of law to any governmental or regulatory agency and cooperating with such agency, or from receiving a monetary recovery for information provided to such agency; from testifying truthfully under oath pursuant to subpoena or other legal process; or from making disclosures that are otherwise protected under applicable law or regulation. However, if Manager is required by subpoena or other legal process to disclose Confidential Information, Manager first shall notify the Company promptly upon receipt of the subpoena or other notice, unless otherwise required by law.

5.04 Delivery upon Termination. Upon termination of Manager's employment with the Company for any reason, Manager shall promptly deliver to the Company all correspondence, files, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, and any other documents or data concerning the Company's or any affiliate's customers, database, business plan, marketing strategies, processes or other materials which contain Confidential Information, together with all other property of the Company or any affiliate in Manager's possession, custody or control.

ARTICLE SIX

NON-COMPETE AND NON-SOLICITATION COVENANTS

6.01 Covenant Not to Compete. During the term of this Agreement and for a period of twelve months following the termination of Manager's employment for any reason, Manager shall not, on behalf of himself or on behalf of another person, corporation, partnership, trust or other entity, within fifty miles of Manager's primary place of employment.

(a) Directly or indirectly own, manage, operate, control, participate in the ownership, management, operation or control of, be connected with or have any financial interest in, or serve as an officer, employee, advisor, consultant, agent or otherwise to any person, firm, partnership, corporation, trust or other entity which owns or operates a business similar to that of the Company or its affiliates.

(b) Solicit for sale, represent, and/or sell Competing Products to any person or entity who or which was the Company's customer or client during the last year of Manager's employment. "Competing Products," for purposes of this Agreement, means products or services which are similar to, compete with, or can be used for the same purposes as products or services sold or offered for sale by the Company or any affiliate or which were in development by the Company or any affiliate within the last year of Manager's employment.

6.02 Covenant Not to Solicit. For a period of twelve months following the termination of Manager's employment for any reason, Manager shall not:

(a) Attempt in any manner to solicit from any client or customer business of the type performed by the Company or any affiliate or persuade any client or customer of the Company or any affiliate to cease to do such business or to reduce the amount of such business which any such client or customer has customarily done or contemplates doing with the Company or any affiliate, whether or not the relationship between the Company or affiliate and such client or customer was originally established in whole or in part through Manager's efforts.

(b) Render any services of the type rendered by the Company or any affiliate for any client or customer of the Company.

(c) Solicit or encourage, or assist any other person to solicit or encourage, any employees, agents or representatives of the Company or an affiliate to terminate or alter their relationship with the Company or any affiliate.

(d) Do or cause to be done, directly or indirectly, any acts which may impair the relationship between the Company or any affiliate with their respective clients, customers or employees.

ARTICLE SEVEN

REMEDIES

Manager acknowledges that compliance with the provisions of Articles Five and Six herein is necessary to protect the business, goodwill and proprietary information of the Company and that a breach of these covenants will irreparably and continually damage the Company for which money damages may be inadequate. Consequently, Manager agrees that, in the event that he breaches or threatens to breach any of these provisions, the Company shall be entitled to both (a) a temporary, preliminary or permanent injunction in order to prevent the continuation of such harm; and (b) money damages insofar as they can be determined. In addition, the Company will cease payment of all compensation and benefits under Articles Three and Four hereof. In the event that any of the provisions, covenants, warranties or agreements in this Agreement are held to be in any respect an unreasonable restriction upon Manager or are otherwise invalid, for whatsoever cause, then the court so holding shall reduce, and is so authorized to reduce, the territory to which it pertains and/or the period of time in which it operates, or the scope of activity to which it pertains or effect any other change to the extent necessary to render any of the restrictions of this Agreement enforceable.

ARTICLE EIGHT

MISCELLANEOUS

8.01 Successors and Assignability.

(a) No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b) No rights or obligations of Manager under this Agreement may be assigned or transferred by Manager other than his rights to payments or benefits hereunder which may be transferred only by will or the laws of descent and distribution.

8.02 Payment Recoupment and Restrictions. Manager agrees and acknowledges that this Agreement and any incentive payments made or to be made hereunder are subject to the terms of any Company clawback or recoupment policy. Notwithstanding anything in this Agreement to the contrary, in no event shall any payment or benefit under this Agreement be paid, provided or accrued if such payment, provision or accrual would be in violation of applicable law, rule, regulation or court or agency order.

8.03 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and may not be modified except in writing by the parties hereto. Furthermore, the parties hereto specifically agree that all prior agreements, whether written or oral, relating to Manager's employment by the Company shall be of no further force or effect from and after the date hereof.

8.04 Severability. If any phrase, clause or provision of this Agreement is deemed invalid or unenforceable, such phrase, clause or provision shall be deemed severed from this Agreement, but will not affect any other provisions of this Agreement, which shall otherwise remain in full force and effect. If any restriction or limitation in this Agreement is deemed to be unreasonable, onerous or unduly restrictive, it shall not be stricken in its entirety and held totally void and unenforceable, but shall be deemed rewritten and shall remain effective to the maximum extent permissible within reasonable bounds.

8.05 Controlling Law and Jurisdiction. This Agreement shall be governed by and interpreted and construed according to the laws of the State of Illinois. The parties hereby consent to the jurisdiction of the state and federal courts in the State of Illinois in the event that any disputes arise under this Agreement.

8.06 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given; (b) on the day after delivery to an overnight courier service; (c) on the day of transmission if sent via facsimile to the facsimile number given below; or (d) on the third day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to Manager:	Jordan D. Read 1713 Chandler Way Saint Charles, MO 63303
If to the Company:	First Mid Bancshares, Inc. 1515 Charleston Avenue Mattoon, Illinois 61938 Facsimile: 217-258-0485 Attention: Chairman and Chief Executive Officer

Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FIRST MID BANCSHARES, INC.

By: ______________________
Title: Chairman of the Board, Joseph R. Dively

MANAGER:

____
Jordan D. Read